EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of our report dated February 18, 2005, relating to the financial statements of Douglas Elliman Realty, LLC as of and for the year ended December 31, 2004, which appears in Vector Group Ltd.’s Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2004, and in New Valley Corporation’s Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Melville, New York
November 23, 2005